Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	investorrelations@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND

YEAR END 2009 AND PROVIDES COMMERCIAL AND PIPELINE UPDATES

Full Year Revenues, EPS and Year End Cash Balances Increased

Foster City, Calif. – March 2, 2010 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported results for the fourth quarter and year ended December 31, 2009. Revenues for the fourth quarter of 2009 grew to $18.1 million, or 18% compared to the fourth quarter of 2008. Net income for the fourth quarter of 2009 was $2.4 million or $0.05 per share, compared with a net loss of $3.1 million or $(0.07) per share in the fourth quarter of 2008, both on a basic and diluted basis.

For the year ended December 31, 2009, total revenues increased by 34% to $72.4 million, compared with revenues of $54.1 million for the year ended December 31, 2008. For the year ended December 31, 2009, net income was $11.9 million, or $0.26 and $0.25 per share on a basic and diluted basis, respectively, compared with a net loss of $8.3 million or $(0.18) per share for the year ended December 31, 2008, both on a basic and diluted basis.

“We are proud of our financial and operational success after one year of executing on our strategy as a profit-focused specialty pharmaceutical business. Our net income of $2.4 million for the fourth quarter and $11.9 million for the full year truly is a testament to this strategy,” commented Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer. “We have achieved full year profitability, an important goal for 2009, and expect to build on this success in 2010. We plan to continue to focus on expanding our efforts in China, where we already have a well-established name and reputation, and we complement this effort with our promising biotechnology pipeline, for which we expect to reach several key milestones this year.”

Financial Results

For the fourth quarter of 2009, total revenues from the sale of ZADAXIN increased by 18% resulting in total revenue of $18.1 million, compared with revenues of $15.3 million in the fourth quarter of 2008. For the year ended December 31, 2009, total revenues increased by 34% to $72.4 million, compared with product revenues of $54.1 million for the year ended December 31, 2008. The increase in product revenues for the fourth quarter and year ended December 31, 2009 was primarily attributable to an increase in the quantity of ZADAXIN sold to China.

Research and development expenses for the fourth quarter of 2009 totaled $4.0 million compared with $6.5 million in the fourth quarter of 2008. For the year ended December 31, 2009, research and development expenses were $16.5 million, compared with $22.9 million for the year ended December 31, 2008. The decrease was primarily related to lower clinical trial-related expenses as a result of the discontinuation of SciClone’s RP101 clinical trial for the treatment of pancreatic cancer in October of 2009, and was offset partially by increased expenses related to the Company’s SCV-07 phase 2 clinical trials for the treatment of severe oral mucositis and HCV. This decreased expenditure reflects SciClone’s strategy of limiting its research and development costs and the Company expects to further reduce its research and development spending in 2010.

Sales and marketing expenses for the fourth quarter of 2009 were $5.3 million, compared with $4.9 million in the fourth quarter of 2008. For the year ended December 31, 2009, sales and marketing expenses were $18.8 million, compared with $16.9 million for the year ended December 31, 2008. The increase in sales and marketing expenses in the fourth quarter and year ended December 31, 2009 was primarily due to increased marketing activities, including conferences and employee-related costs associated with the expanding sales efforts for SciClone’s lead product ZADAXIN in China.

General and administrative expenses for the fourth quarter of 2009 were $3.4 million, compared with $3.8 million for the fourth quarter of 2008. For the year ended December 31, 2009, general and administrative expenses were essentially flat at $12.5 million compared with $12.5 million in 2008. In 2009, the Company incurred increased expenses related to business development efforts in China which were offset by decreased accounting and legal fees.

Net income for the fourth quarter of 2009 totaled $2.4 million, or $0.05 per share, compared with a net loss of $3.1 million, or ($0.07) per share for the fourth quarter of 2008, both on a basic and diluted basis. For the year ended December 31, 2009, net income was $11.9 million, or $0.26 and $0.25 per share, on a basic and diluted basis, respectively, compared with a net loss of $8.3 million or ($0.18) per share, both on a basic and diluted basis for the year ended December 31, 2008.

The fourth quarter 2009 expenses included $0.6 million of non-cash stock-based compensation charges, which were comparable to $0.4 million for the same period last year. Excluding non-cash stock-based compensation charges, on a pro-forma basis, net income was $3.0 million or $0.06 per share, compared with a net loss of $2.7 million or ($0.06) per share for the fourth quarter of 2008, both on a basic and diluted basis. For the year ended December 31, 2009, expenses include $1.9 million of non-cash stock-based compensation charges, compared with $1.8 million in 2008. Excluding non-cash stock-based compensation charges, on a pro-forma basis, net income was $13.8 million, or $0.30 and $0.29 per share on a basic and diluted basis, respectively, compared with a net loss of $6.5 million or ($0.14) per share for the year ended December 31, 2008, both on a basic and diluted basis.

Cash, cash equivalents and short and long-term investments totaled $31.8 million at December 31, 2009, compared with $29.7 million at December 31, 2008. The increase in cash for the year ended December 31, 2009 is primarily a result of SciClone’s operating net income and proceeds from issuances of common stock offset partially by an increase in accounts receivable and an increase in inventory levels to meet expected sales demands.

Financial Outlook for 2010

As announced in the SciClone press release dated January 11, 2010, the Company anticipates 2010 revenues of between $82 and $85 million, an increase of approximately 15% over 2009. SciClone expects its revenue growth to be driven by the sales of ZADAXIN, principally to China. The Company also anticipates earnings per share for the full year 2010 to be between $0.31 and $0.35. SciClone cash, cash equivalents and short- and long-term investments at December 31, 2010 are projected to be greater than $35 million.

2010 Corporate Milestones

SciClone Pharmaceuticals expects to achieve the following significant milestones in 2010:

•	Provide topline results in the phase 2 trial of SCV-07 in severe oral mucositis in the first quarter of 2010;

•	Announce duration of response data in the late-stage trial of ZADAXIN as an enhancer of the H1N1 vaccine in the first half of 2010;

•	Provide topline results in the phase 2 trial of SCV-07 in HCV in the second half of 2010;

•	Receive regulatory approval for DC Bead in China by the end of 2010;

•	Achieve 2010 revenues of $82 to $85 million and EPS of $0.31 to $0.35 for the full year 2010.

Fourth Quarter and Recent Pipeline Updates

In November 2009, SciClone completed enrollment ahead of schedule for its phase 2 trial of SCV-07, a small molecule synthetic peptide with immunomodulating properties, for the treatment of oral mucositis. SciClone’s multicenter, randomized, double-blind, placebo-controlled, dose ranging study is designed to assess the safety and efficacy of SCV-07 for the delay to onset and severity of oral mucositis in patients receiving standard chemoradiation therapy for treatment of cancers of the head and neck. Topline results from this trial are expected to be announced during the first quarter of 2010.

In February and also in January, SciClone and its partner, Sigma-Tau S.p.A., announced two data points from the study of ZADAXIN as an enhancer of H1N1 flu vaccines. ZADAXIN treatment given with the MF59 adjuvanted H1N1 influenza monovalent vaccine, Focetria™ from Novartis, led to a statistically significant increase in the percentage of patients who seroconverted, when evaluated at 21 days and also 42 days after vaccination, compared to those who received the H1N1 vaccine alone. In addition, the improvement in titers seen in ZADAXIN-treated patients was maintained at the later timepoint. The Company will announce further data on the study after all patients have reached 168 days post vaccination and final topline results are available.

Fourth Quarter 2009 Results Conference Call Information

SciClone will host a conference call on Tuesday, March 2, 2010 at 4:30 pm ET to give a business and product update and guidance for 2010. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Gary Titus, CFO and Senior Vice President.

LIVE CALL:	800-706-7749 (U.S./Canada)
617-614-3474 (International)
Passcode: 95315467
REPLAY:	888-286-8010 (U.S./Canada)
617-801-6888 (International)
Passcode: 29781029
(Replay available from Tuesday, March 2, 2010 at 7:30 p.m. ET until 11:59 p.m. ET on Tuesday, March 9, 2010)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is only accurate at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

Non-GAAP Financial Measures

SciClone provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release non-GAAP net income. In preparing our non-GAAP information, we have excluded, where applicable, the impact of share-based compensation (a non-cash charge). Because of the non-cash nature of these charges, we believe that excluding them provides both management and investors with additional insight into our current operations, the trends affecting SciClone and SciClone’s marketplace performance. In particular, management finds it useful to exclude these charges in order to more readily correlate SciClone’s operating activities with SciClone’s ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided a non-GAAP reconciliation of the Consolidated Statement of Operations for the periods presented in this release, which are adjusted to exclude share-based compensation expense for these periods. These measures should only be used to evaluate SciClone’s results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of SciClone’s ongoing performance as a business. SciClone uses both GAAP and non-GAAP measures to evaluate and manage its operations.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profit-focused, global specialty pharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. SciClone is focused on continuing international sales growth, a cost-containing clinical development strategy, and overall expense management. ZADAXIN® (thymalfasin or thymosin alpha 1) is sold in over 30 countries for the treatment of hepatitis B (HBV) and hepatitis C (HCV), certain cancers and as a vaccine adjuvant. SciClone’s pipeline of drug candidates includes thymalfasin, in clinical studies as an enhancer of vaccines; thymalfasin for stage IV melanoma, for which

SciClone has reached agreement with the FDA on the design of a phase 3 trial; SCV-07 in a phase 2 trial for the delay of onset of severe oral mucositis in patients receiving chemoradiation therapy for the treatment of cancers of the head and neck; and SCV-07 in a phase 2 trial for the treatment of HCV. SciClone has exclusive commercialization and distribution rights to DC BeadTM in China, where the product is under regulatory review. The Company also has exclusive commercialization and distribution rights to the anti-nausea drug ondansetron RapidFilmTM in China and Vietnam, for which it will seek regulatory approval. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding development objectives and timing expectations. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “potential,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited”, “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include that final financial results are subject to completion of the fiscal year audit and changes to financial results might occur in the audit process, and our ability to execute on our goals and objectives for revenue in fiscal 2010 and risks related to our international business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$18,131	$15,312	$72,411	$54,108
Contract revenue	—	5	—	5

Total revenue	18,131	15,317	$72,411	$54,113
Cost of product sales	2,775	3,191	11,960	10,299

Gross margin	15,356	12,126	60,451	43,814

Operating expenses:
Research and development	4,033	6,545	16,531	22,857
Sales and marketing	5,282	4,869	18,805	16,853
General and administrative	3,445	3,774	12,521	12,538

Total operating expenses	12,760	15,188	47,857	52,248

Income (loss) from operations	2,596	(3,062)	12,594	(8,434)

Interest and investment income	25	107	153	608
Interest and investment expense	(30)	(31)	(179)	(31)
Other income (expense), net	22	(23)	18	(16)

Income (loss) before provision for income tax	2,613	(3,009)	12,586	(7,873)
Provision for income tax	167	134	641	475

Net income (loss)	$2,446	$(3,143)	$11,945	$(8,348)

Basic net income (loss) per share	$0.05	$(0.07)	$0.26	$(0.18)
Diluted net income (loss) per share	$0.05	$(0.07)	$0.25	$(0.18)

Weighted average shares used in computing:
Basic net income (loss) per share	47,208	46,220	46,574	46,212
Diluted net income (loss) per share	48,530	46,220	47,404	46,212

SELECTED BALANCE SHEET DATA

(in thousands)

	December 31, 2009	December 31, 2008
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$29,687	$27,673
Short-term investments	1,717	169
Accounts receivable	21,394	11,927
Inventories	10,149	6,056
Long-term investments	415	1,873
Total assets	66,900	51,905
Total current liabilities	8,528	10,223
Total Shareholders’ equity	57,393	40,903

CONSOLIDATED STATEMENTS OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income (loss) - GAAP basis	$2,446	$(3,143)	$11,945	$(8,348)
Non-GAAP adjustments:
Stock-based compensation expense	561	429	1,867	1,843

Total non-GAAP adjustments	561	429	1,867	1,843

Net income (loss) - non-GAAP basis	$3,007	$(2,714)	$13,812	$(6,505)

Basic net income (loss) per share
Non-GAAP basis	$0.06	$(0.06)	$0.30	$(0.14)
Diluted net income (loss) per share
Non-GAAP basis	$0.06	$(0.06)	$0.29	$(0.14)

Non-GAAP adjustments:
Sales and marketing	$225	$162	$644	$645
Research and development	106	70	313	250
General and administrative	230	197	910	948

Total non-GAAP adjustments	$561	$429	$1,867	$1,843